Exhibit 10.56

EXECUTION VERSION

TRANSITION AGREEMENT

TRANSITION AGREEMENT (this “Agreement”) made and entered into by and between ACTIVISION BLIZZARD, INC., a Delaware corporation with its principal offices at 3100 Ocean Park Boulevard, Santa Monica, CA 90405 (the “Company”), and BRIAN G. KELLY (the “Executive”), as of November 22, 2016 (the “Effective Date”).

WHEREAS, the Executive has served on the Company’s Board of Directors (the “Board”) and has been employed as Co-Chairman and more recently as Chairman of the Company pursuant to an employment agreement dated June 30, 2012 (the “Employment Agreement”); and

WHEREAS, the Executive and the Company wish to set forth their mutual agreement with respect to the cessation of the Executive’s employment with the Company while remaining as a director and Chairman of the Board of the Company (the “Chairman”);

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree as follows:

1.                                      Transition.  As of November 22, 2016 (the “Effective Date”), the Executive resigns from employment with the Company and its affiliates.  The Executive does not resign as a member of the Board or Chairman and shall continue to serve as a member of the Board and Chairman in accordance with, and subject to, the Company’s certificate of incorporation, by-laws and governance guidelines.

2.                                      Final Compensation and Benefits; COBRA.  The Company shall pay the Executive earned but unpaid salary through the Effective Date.  Upon the Effective Date, the Executive shall cease to be an active participant in all Company benefit plans, but shall receive vested employee benefits due to the Executive under the terms of the Company’s benefit plans in which the Executive participated immediately prior to the Effective Date in accordance with the terms of such benefit plans (including any vested accrued benefits under the Company’s 401(k) plan (the “401(k) Plan”), which shall be paid to the Executive in accordance with the terms of the 401(k) Plan.)  In addition, the Executive shall be entitled to elect continuation coverage for the Executive and the Executive’s eligible dependents under the Company’s group health plan pursuant to COBRA.

3.                                      Equity Awards.  The Executive’s stock option awards are set forth on Exhibit A hereto (the “Options”).  In recognition of the Executive’s long services with the Company, the the Compensation Committee of the Board has approved the modification of the Options so that each Option will remain exercisable until thirty (30) days after the Executive ceases to provide any services to the Company (whether as an employee, director or consultant), provided that an Option shall not remain exerciseable beyond the maximum term of the Option.

4.                                      Survival.  Section 4(b) of the Employment Agreement shall survive with respect to expenses incurred prior to the Effective Date.  In addition, the provisions of Sections

4(e), 12 (subject to Section 6 hereof), 14, 15, 16, 17, 18 and 19 of the Employment Agreement (and only such Sections) shall survive following the Effective Date in accordance with their terms. The Executive shall be entitled to reimbursement of legal fees incurred in negotiating and drafting this Agreement up to a maximum of $30,000.  Except as amended pursuant to Section 3 hereof, this Agreement shall not affect the terms and conditions of the Options.

5.                                      Miscellaneous.

(a)                                 This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by the Executive and the authorized designee of the Board.  No waiver by either party hereto of any breach of any provision of this Agreement shall be deemed a waiver of any preceding or succeeding breach of such provision or any other provision herein contained.  Neither of the parties hereto shall have the right to assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party; provided, however, that this Agreement shall inure to the benefit or and be binding upon the successors and assigns of the Company upon any sale of all or substantially all of the Company’s assets, or upon any merger or consolidation of the Company with or into any other corporation, all as though such successors and assigns of the Company and their respective successors and assigns were the Company.  This Agreement shall be binding upon and inure to the benefit of the Executive and his executors, administrators and legal representatives.

(b)                                 The headings and captions set forth in this Agreement are for ease of reference only and shall not be deemed to constitute a part of the agreement formed hereby or be relevant to the interpretation of any provisions of this Agreement.  This Agreement may be executed in counterparts, each of which shall be deemed an original, and which together shall be deemed to be one and the same instrument.

(c)                                  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflict of law principles thereof.

(d)                                 In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby.

6.                                      Company Acknowledgement.  The Company hereby acknowledges and agrees that the Executive may, in his discretion, offer to employ, solicit for employment or employ the the current Executive Assistant to the Chairman and that such actions, if taken, shall not be treated as a violation of Section 12 of the Employment Agreement or of any other duty or obligation owed by the Executive to the Company.

7.                                      Notices.  For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when (i) delivered personally; (ii) sent by facsimile or other similar electronic device and

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confirmed; (iii) delivered by courier or overnight express; or (iv) three (3) business days after being sent by registered or certified mail, postage prepaid, addressed as follows:

If to the Company:

Activision Blizzard, Inc.
3100 Ocean Park Boulevard
Santa Monica, CA 90405
Attention:  Chief Legal Officer

with a copy to:

If to the Executive:

Brian G. Kelly
785 Fifth Avenue, Apartment 3E
New York,  New York 10022

or to such other address as a party may furnish to the other party in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

[SIGNATURE PAGES BEGIN ON THE FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ACCEPTED AND AGREED TO:	ACCEPTED AND AGREED TO:

Brian G. Kelly	Activision Blizzard, Inc.

/s/ Brian G. Kelly	/s/ Chris B. Walther

11/22/16	11/22/16
Date	Date

[Signature Page to Transition Agreement]

EXHIBIT A
OUTSTANDING STOCK OPTIONS

Grant Date	Exercise Price	Options Outstanding	Option Expiration Date
6/15/2007	$9.565	262,998	6/15/2017
8/6/2015	$28.71	80,676	8/6/2025

A-1